JOINT CODE OF ETHICS

                         ALKEON CAPITAL MANAGEMENT, LLC

                             MAINSAIL GROUP, L.L.C.

                        SILVERBAY CAPITAL MANAGEMENT LLC

                             ADOPTED DECEMBER, 2009



SECTION I    STATEMENT OF GENERAL PRINCIPLES

             This Joint Code of Ethics (the "Code") has been adopted by Alkeon Capital Management, LLC ("Alkeon"), Mainsail Group, L.L.C. ("Mainsail") and SilverBay Capital Management LLC ("SilverBay" and, together with Alkeon and Mainsail, the "Firm"), in accordance with the regulatory requirements of Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act") and Rule 204A-1 thereunder and Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 17j-1 thereunder. The purpose of the Code is to set forth and reinforce the fiduciary principals that govern the conduct of the Firm and its personnel.

             As it relates to Rule 17j-1 of the 1940 Act, the purpose of the Code is to establish standards and procedures that are reasonably designed for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Firm may abuse their fiduciary duties to the Firm or any of the funds or other accounts managed by the Firm and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. As it relates to Section 204A of the Advisers Act, the purpose of the Code is to establish procedures that are reasonably designed to prevent the misuse of material non-public information in violation of the federal securities laws by persons associated with the Firm.

             Every employee (including directors, officers and partners or other persons occupying a similar status or performing similar functions, collectively referred to herein as "Employees") of the Firm must read and retain this Code, and should recognize that he or she is subject to its provisions.

             The Code is based on the principle that Employees, who in the course of their duties make, participate in or obtain information regarding, investment recommendations made to, or investment transactions conducted for, any Advisory Account (as defined below), owe a fiduciary duty to the Advisory Account and the Firm to conduct personal securities transactions in a manner that does not interfere with Advisory Account transactions or otherwise take unfair advantage of his or her position. All Employees shall place the interests of each Advisory Account before their own personal interests. Technical compliance with the Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to any account. Accordingly, all


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Employees  must seek to avoid any actual or potential  conflicts  between  their personal interests and the interests of each account.



SECTION II   DEFINITIONS

     "Advisory Accounts" means any account managed by the Firm, including, but not limited to, registered and unregistered funds, wrap accounts and separately managed accounts.

     "Annual Certification" means an Annual Certification of Compliance with the Code, in the form attached as Schedule D.

     "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

     "Beneficial Ownership" has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and for purposes of this Code should be deemed to include, but not be limited to, any interest by which an Employee or any person in control of a Personal Account (as defined below) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security (as defined below), including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable).

     "Chief Compliance Officer" means the person(s) designated by each of Alkeon, Mainsail and SilverBay to serve as the senior compliance officer.

     "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, and includes the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. Control shall be presumed to exist where a person owns beneficially, either directly or through one or more companies, more than 25% of the voting Securities of a company.

     "Initial Certification" means an Initial Certification of Compliance with the Code, in the form attached as Schedule C.

     "Personal Account" means any account in which an Employee has any direct or indirect Beneficial Ownership. A Personal Account also includes any account maintained by or for:

         (i) an Employee's spouse (other than a legally separated or divorced spouse of the Employee) and minor children;


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         (ii)  any  immediate   family   members  who  live  in  the  Employee's
               household;

         (iii) any persons to whom the Employee provides primary financial support, and either (a) whose financial affairs the Employee controls, or (b) for whom the Employee provides discretionary advisory services; and

         (iv) any partnership, corporation or other entity in which the Employee has a 25% or greater beneficial interest, or in which the Employee exercises effective control.

     "Reportable Security" means a Security (as defined below), except that it does not include:

         (i) Direct obligations of the Government of the United States and other Sovereign Debt;

         (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

         (iii) Shares issued by money market funds;

         (iv) Shares issued by registered open-end funds other than: (a) exchange-traded funds; (b) registered funds managed by the Firm; or (c) registered funds whose adviser or principal underwriter controls the Firm, is controlled by theF Firm, or is under common control with the Firm (each a "reportable fund"); and

         (v) Shares issued by unit investment trusts, other than exchange-traded funds, that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

     "Security" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)) and should be deemed to include any and all stock, debt obligations, and similar instruments of whatever kind, including any right or warrant to purchase a security, or option to acquire or sell a security, a group or index of securities or a foreign currency. References to a Security in this Code (E.G., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any financial instrument which has an investment return or value that is based, in whole or part, on that Security (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.


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     A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.


SECTION III  APPLICABILITY, OBJECTIVE AND GENERAL PROHIBITIONS


             This Code applies to all of the Firm's Employees.(1) ACCORDINGLY, ALL EMPLOYEES ARE EXPECTED TO CONDUCT THEIR PERSONAL ACTIVITIES IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS CODE. Therefore, an Employee may not engage in any personal investment transaction under circumstances where the Employee benefits from or interferes with the purchase or sale of investments by an Advisory Account. In addition, Employees may not use information concerning the investments or investment intentions of any Advisory Account, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of any Advisory Account. Disclosure by an Employee of such information to any person outside of the course of the responsibilities of the Employee to the Firm will be deemed a violation of this prohibition. All Employees must also comply with applicable federal securities laws and with the policies regarding the misuse of material, non-public information, which are set forth in Section V.

             Employees may not engage in conduct that is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of Securities by the Firm. In this regard, Employees should recognize that Rule 17j-1 under the 1940 Act and Section 206 under the Advisers Act make it unlawful for any affiliated person or principal underwriter of a fund, or any affiliated person of such a person, or any adviser directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by an Advisory Account to:

---------------------------------

(1) Rule 204A-1 of the Advisers Act requires all "Access Persons" of a registered investment adviser to report, and the investment adviser to review, personal securities transactions and holdings periodically. The Advisers Act defines "Access Person" to mean any supervised person of any investment adviser who: (1) has nonpublic information regarding any advisory clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund or account, or (2) makes securities recommendations to advisory clients, or who has access to such recommendations that are nonpublic. Further, the Advisers Act defines "Supervised Person" to mean any partner, director, manager and officer (or other person occupying a similar status or performing similar functions) or employee of the investment adviser, or any other person who provides investment advice on behalf of the investment adviser and is subject to the firm's supervision and control. As applied to the Firm, and for purposes of this Code, the Firm's "Supervised Persons" consist of all of the Firm's Employees and all of the Firm's Employees are "Access Persons"; PROVIDED, HOWEVER, that the Chief Compliance Officer may determine that a particular employee or officer of Mainsail is not an "Access Person" of ACAP Strategic Fund and, thus, need not be covered by the Code.


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                   (i)   employ any  device,  scheme or  artifice  to defraud an
                         Advisory Account;

                   (ii) make any untrue statement of a material fact with respect to an Advisory Account or omit to state to the Firm a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                   (iii) engage in any act,  practice,  or  course of  business that operates or would operate as a fraud or deceit upon an Advisory Account; or

                   (iv) engage in any manipulative practice with respect to the Firm.

SECTION IV   COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

             In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to the Advisory Accounts and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

SECTION V    PROHIBITION AGAINST INSIDER TRADING

       (A)   INTRODUCTION

             This Section V of the Code is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Firm and requires that the Firm establish and enforce procedures designed to prevent the misuse of material, non-public information by its members, officers, directors and employees.

             Trading Securities while in possession of material, non-public information, or improperly communicating that information to others, may expose an Employee to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall, and an order permanently barring an Employee from the securities industry. In addition, any violation of this Section V can be expected to result in serious sanctions by the Firm, which may include dismissal of any Employees involved.

       (B)   POLICY ON INSIDER TRADING

             No Employee may trade a Security, either personally or on behalf of any other person or account (including Advisory Accounts), while in possession of material, non-public information concerning that Security or the issuer thereof, nor may any Employee communicate


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material,  non-public information to others in violation of the law. This Policy extends to Employees' activities within and outside their duties with the Firm.

             (1)   DEFINITION OF MATERIAL INFORMATION

             Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes: (i) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company's securities, or (ii) information that could cause insiders to change their trading patterns. Information that Employees should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, significant management changes and significant new products, services or contracts.

             Material information can also relate to events or circumstances affecting the market for a company's securities. Information about a significant order to purchase or sell securities or the portfolio holdings of a fund may, in some contexts, be material. Pre-publication information regarding reports to be published in the financial press may also be material. For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter from THE WALL STREET JOURNAL was found criminally liable for disclosing to others the dates that reports on various companies would appear in THE WALL STREET JOURNAL and whether those reports would be favorable or not.

             No  simple test  exists to  determine when information is material;
assessments of materiality involve a highly fact specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

             (2)   DEFINITION OF NON-PUBLIC INFORMATION

             Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, or appears in the DOW JONES NEWSWIRE or THE WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider. Until information has been effectively communicated to the market place, it is considered to be "non-public."

             (3)   APPLICABLE PROCEDURES

             An Employee, before executing any trade for himself or herself or an Advisory Account, must determine whether he or she has material, non-public information. To make this determination, ask yourself the following questions:


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             (i)   Is the  information  MATERIAL?  Is this  information  that an investor  would  consider  important  in  making  his  or her
                   investment   decisions?   Is   this  information  that  would
                   substantially affect the market price of the securities if generally disclosed? Is this information which could cause insiders to change their trading habits?

             (ii) Is the information NONPUBLIC? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation, or by appearing on the wire services?

             If, after consideration of the above, you believe that the information is material and nonpublic, or if you have a question as to whether the information is material and nonpublic, you should take the following steps:

             *          Report the information and proposed trade  immediately
                   to the Chief Compliance Officer.

             *          Do  not  purchase or  sell the  Securities on  behalf of
                   anyone, including Advisory  Accounts.

             *          Do not communicate  the information to any person, other
                   than to the Chief Compliance Officer.

                        After the Chief Compliance Officer has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action such Firm and the Employee should take.

             Employees must consult with the Chief Compliance Officer before taking any action. This degree of caution will protect Employees, Advisory Accounts and the Firm.

             (4)   CONTACTS WITH PUBLIC COMPANIES

                   Contacts with public companies will sometimes be a part of the Adviser's research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Employee becomes aware of material, non-public information. This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. All Employees should contact the Chief Compliance Officer immediately if they believe that they may have received material, non-public information.

             (5)   CLIENT RELATIONSHIPS


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             It  is possible  that an  investor in  an Advisory  Account may  be employed by, or associated with, a publicly traded company. Additionally, investors may have affiliations within the hedge fund, investment management or securities industries. Employees must be extremely careful not to trade or communicate material nonpublic information which might be conveyed by these types of investors or persons occupying similar positions. You should be particularly careful about situations where the investor is another investment professional and a person with whom you discuss investment-related matters. To protect yourself, our clients and the Firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

             (6)   PRIVATE INVESTMENTS IN PUBLIC EQUITY

             Employees may be approached by third parties (including brokers) soliciting the purchase for clients of securities being offered in private placements by publicly traded companies (commonly referred to as "PIPEs" transactions). Such offerings generally are not known by the public and, upon disclosure to the public, could have a significant effect on the price of a company's stock. If any Employee becomes aware of such a transaction or proposal (regardless of whether the issuer or soliciting party requires a non-disclosure agreement), the information must be reported to the Chief Compliance Officer.

             (7)   ARBITRAGE ACTIVITIES

             Arbitrage activities must be conducted with particular care. Absent authorization or clearance from the Chief Compliance Officer or his designee, initial arbitrage positions (for both client and personal trading purposes) should only be taken after a significant corporate event is announced or information affecting the securities markets generally or a specific industry segment thereof is disclosed. Arbitrage personnel should limit contacts with bankers, lawyers and other advisers of parties involved in various transactions.

             (8)   TENDER OFFERS

             Tender offers represent a particular concern under the laws governing insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offer, or, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

SECTION VI   PROHIBITED TRANSACTIONS

       (A) An Employee may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (i) the Firm has purchased or sold the Security within the last


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seven (7) calendar days, or is considering  purchasing or selling or is going to purchase or sell the Security in the next seven (7) calendar days; or (ii) any person, on behalf of the Firm, has within the last seven (7) calendar days considered purchasing or selling the Security for any Advisory Account, or is considering purchasing or selling the Security in the next seven (7) calendar days, unless the Employee:

             (1)   obtains   pre-clearance   of  such  transaction  pursuant  to
                   Section VII; and

             (2) provides the Chief Compliance Officer with the reports and other information described in Section VIII.

       (B) While pre-clearance is still required, the prohibitions against trading in Securities seven (7) days before or after an Advisory Account may do so do not apply to transactions in a Security (which shall for the purpose of this exemption be deemed to include a series of related transactions in a Security) involving 500 shares or less of the stock of an issuer that has a market capitalization (I.E., outstanding shares multiplied by the current price per share) of $1 billion or more; provided that the general prohibitions of this Code shall be applicable to these transactions and that no orders for an Advisory Account are being executed or contemplated on the trading day that pre-clearance is requested.

SECTION VII  PRE-CLEARANCE PROCEDURES

               All transactions in Personal Accounts, including an Employee's participation in initial public offerings ("IPOs") and limited offerings, are subject to pre-clearance.

       (A)   OBTAINING PRE-CLEARANCE

             Pre-clearance of a personal transaction in a Security may be obtained only from the Chief Compliance Officer or a person who has been designated by the Chief Compliance Officer to pre-clear transactions. The Chief Compliance Officer and these designated persons are each referred to as a "Clearing Officer." A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

       (B)   TIME OF CLEARANCE

             (1) An Employee may pre-clear a trade only where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought. An Employee cannot obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, Employees may not simultaneously request pre-clearance to buy and sell the same Security.

             (2) Pre-clearance of a trade shall be valid and in effect only for the day pre-clearance is given; provided, however, that pre-clearance for a proposed transaction expires
                   automatically  upon  the   Employee's  receipt  of  facts  or
                   circumstances that would have prevented a proposed trade from being pre-


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                   cleared  had  such  facts or  circumstances  been  known by a
                   Clearing Officer at the time the proposed transaction was approved. Accordingly, if an Employee becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the Employee shall be required to so advise a Clearing Officer and obtain a new pre-clearance before proceeding with such transaction.

       (C)   FORM

             Pre-clearance must be obtained in writing by completing and signing the form provided for that purpose, which form shall set forth the details of the proposed transaction, and by obtaining the signature of a Clearing Officer. The form to be used in seeking pre-clearance is attached as Schedule A.

       (D)   FILING

             Copies of all completed pre-clearance forms, with the required signatures, shall be retained by the Clearing Officer.

       (E)   FACTORS CONSIDERED IN PRE-CLEARANCE OF PERSONAL TRANSACTIONS

             A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors and any other factors he or she deems appropriate in determining whether or not to pre-clear a proposed transaction:

             (1) Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;

             (2) Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of an Advisory Account;

             (3)   Whether the chance of a conflict of interest is remote; and

             (4) Whether the transaction is likely to affect any Advisory Account adversely.

       (F)   PRE-CLEARANCE EXCEPTIONS

             In recognition of the involuntary nature of certain transactions, certain transactions are excepted from the pre-clearance requirements; however, the restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt ONLY from the preclearance requirements:

             (1) Purchases or sales that are non-volitional on the part of the Employee, such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

             (2) Purchases or sales pursuant to an Automatic Investment Plan; PROVIDED, HOWEVER, that the establishment of the Automatic Investment Plan be reported to, and approved by, a Clearing Officer, and provided further than transactions in IPOs and limited offerings pursuant to an Automatic Investment Plan remain subject to the pre-clearance procedures;

             (3)   Transactions  in   securities   that   are   not   Reportable
                   Securities; and

             (4) Transactions effected in, and the holdings of, any account over which the Employee has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party). (Employees wishing to take advantage of this provision must provide the Chief Compliance Officer with a written representation to the effect that the Employee will not have any direct or indirect influence or control over the account.)

SECTION VIII REPORTS BY EMPLOYEES

             It is the responsibility of each Employee to take the initiative to comply with the requirements of this Section VIII. Any effort by the Firm to facilitate the reporting process does not change or alter that responsibility.

       (A)   INITIAL CERTIFICATIONS AND INITIAL HOLDINGS REPORTS

             Within ten days of becoming an Employee, Employees are required to complete and submit to the Chief Compliance Officer an Initial Certification in the form attached as Schedule C and an Initial Holdings Report.

             The Initial Certification includes a list of all Personal Accounts along with a listing of any such Securities that are not held in a Personal Account. The Initial Certification and/or Initial Holdings Report must contain the following information (which must be current as of a date not more than 45 days before the person became an Employee):

               (1) the  title and type of Security,  the exchange  ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each Security in which the Employee had any direct or indirect Beneficial Ownership when the person became an Employee;

               (2) the  name  of any  broker,  dealer  or bank  with  which  the
                   Employee maintained an account in which any Securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

               (3) the date the Certification/Report is submitted.

             Any new positions in Personal Accounts must be effected through and held in a brokerage account with a broker that has been pre-approved by the Chief Compliance Officer or other appropriate signatory of the Firm, as determined by the Chief Compliance Officer. Further, Employees must make arrangements so that duplicate confirmations and statements relating to all Personal Accounts are sent to the Chief Compliance Officer, unless an exemption from this requirement is granted in writing by the Chief Compliance Officer.

             Timely submission of the Initial Certification, along with a copy of the most recent monthly or periodic statement for each Personal Account and copies of all confirmations of transactions effected after the date of such statement, shall satisfy the requirements of this Section VIII regarding submission of an Initial Holdings Report, provided that all information set forth in (1) and (2) above is contained the statements and confirmations. [NOTE: THIS INCLUDES STATEMENTS AND CONFIRMS OF PERSONS OTHER THAN THE EMPLOYEE IF THE EMPLOYEE HAS BENEFICIAL OWNERSHIP OF SECURITIES HELD IN THE ACCOUNT.]

       (B)   QUARTERLY TRANSACTION REPORTS

             (1) Within ten days after the end of each calendar quarter, each Employee shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of Beneficial Ownership of any Reportable Security.

             Such report is hereinafter called a "Quarterly Transaction Report."

             (2) A Quarterly Transaction Report shall be on the form attached as Schedule B and must contain the following information with respect to each Reportable Security:

                   (a) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

                   (b) Title and exchange ticker number or CUSIP number, the interest rate and maturity (if applicable), the number of shares or principal amount of each Security and the price at which the transaction was effected;

                   (c) Name of the broker, dealer or bank with or through whom the transaction was effected; and (d) The date the report is submitted.

             (3)   An  Employee  shall  not  be  required  to  file a  Quarterly
                   Transaction Report for a calendar quarter if the Chief Compliance Officer is being furnished with confirmations and statements for all Personal Accounts of such

                   Employee, provided that the Employee has no transactions in Reportable Securities, other than those reflected in the confirmations and statements for such accounts. [NOTE:
                   THIS INCLUDES STATEMENTS AND CONFIRMS OF PERSONS OTHER THAN THE EMPLOYEE IF THE EMPLOYEE HAS BENEFICIAL OWNERSHIP OF SECURITIES HELD IN THE ACCOUNT.]

             (4) Each Employee must notify the Chief Compliance Officer promptly of any new account opened during a quarter containing Securities in which the Employee has Beneficial Ownership. The Employee must provide: (i) the name of the broker, dealer or bank with whom the Employee established the account; (ii) the date the account was established, and
                   (iii) the date the report is submitted.

       (C)   ANNUAL CERTIFICATIONS AND ANNUAL HOLDINGS REPORTS

             Annually, each Employee is required to complete and submit to the Chief Compliance Officer an Annual Certification in the form attached as Schedule D and an Annual Holdings Report. The Annual Certification includes a list of all Personal Accounts, along with a listing of any Securities in which the Employee has Beneficial Ownership that are not held in a Personal Account. The Annual Certification and/or Annual Holdings Report must include the information (which must be current as of a date no more than 45 days before the Certification/Report is submitted) set forth in Section VIII(A)(1) and (2).

       (D)   REPORTING EXEMPTIONS

             (1) An Employee need not submit reports (initial, quarterly or annual) with respect to Securities held in accounts over which the Employee has no direct or indirect influence or control (E.G., a blind trust).

             (2) An Employee need not submit quarterly transaction reports with respect to purchases made by reinvesting cash dividends pursuant to a DRIP.

SECTION IX   ADDITIONAL PROHIBITIONS

       (A)   CONFIDENTIALITY OF ADVISORY ACCOUNT TRANSACTIONS

             Until disclosed in a public report to investors of an Advisory Account or in a report filed with the SEC in the normal course, all information concerning the Securities being considered for purchase or sale by any Advisory Account shall be kept confidential by all Employees and disclosed by them only on a "need to know" basis. Discussing the Firm's investment positions or sharing material nonpublic information with an Employee's personal fund manager, asset manager, wealth advisor or any other investment professional is strictly prohibited.

       (B)   OUTSIDE BUSINESS ACTIVITIES, RELATIONSHIPS AND DIRECTORSHIPS

             (1)   Employees  may  not:  (i)  engage  in  any  outside  business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of an Advisory Account or the Firm; or (ii) engage in outside business activities or maintain relationships with any person or company that may be inconsistent with the interests of any Advisory Account or the Firm.

             (2) To avoid conflicts of interest, Employees are prohibited from managing a non-client investment account without prior approval of the Chief Compliance Officer and implementation of arrangements to allow trading to be monitored in those accounts and procedures to ensure that trading for the accounts does not have the potential to impact adversely client accounts managed by the Firm.

             (3) Employees shall promptly notify the Chief Compliance Officer prior to becoming a member of the board of a public or private company. Employees are required to obtain the written approval of the Chief Compliance Officer or the appropriate signatory of the Firm, as determined by the Firm, prior to accepting any such board membership.

       (C)   GRATUITIES

             Employees shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise, except: (i) customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff; and (ii) business related gifts of nominal value.

       (D)   REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

             Employees are encouraged to report to management any actual or suspected illegal or unethical conduct on the part of other
             Employees of which they become aware or any situations in which they are concerned about the "best course of action". A violation of the Code may be cause for immediate dismissal.

SECTION X    ADMINISTRATION  OF THE CODE AND OTHER ITEMS

       (A) The administration of this Code shall be the responsibility of the Chief Compliance Officer.

       (B)   The duties of the Chief Compliance Officer are as follows:

             (1) The Chief Compliance Officer will continuously maintain a current list of the names of all Employees.

             (2) The Chief Compliance Officer will provide each Employee with a copy of the Code (and any amendments) and inform each Employee of his or her duties and obligations hereunder. Each Employee must acknowledge receipt of the Code and amendments thereto.

             (3) The Chief Compliance Officer will obtain the Initial and Annual Certifications, the initial and annual holdings reports and the Quarterly Transaction Reports and brokerage confirmations and statements from Employees. The Chief Compliance Officer will periodically review holdings reports, transaction reports and brokerage confirmations and statements for, among other things, consistency with pre-clearance forms and client transactions.

             (4) The Chief Compliance Officer will maintain or supervise the maintenance of all records and reports required to be kept by the Firm pursuant to the Code.

             (5) If the Chief Compliance Officer determines that a violation of this Code has occurred, he or she will advise management of the Firm and will in consultation with management (and counsel as necessary) impose such sanctions as may be appropriate, including disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto will be maintained as part of the Firm's records as specified below in Section X(C).

       (C) The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

             (1) A copy of each Code that has been in effect at any time during the past five years;

             (2)   A  record  of  any  violation  of the  Code(s)  described  in
                   (C)(1), above and of any action taken as a result of such violation for a period of not less than five (5) years from the end of the fiscal year in which the violation occurred;

             (3) A copy of all written acknowledgements of the receipt of the Code and amendments for each Employee who is currently, or within the past five years was, an Employee (these records must be kept for five years after the individual ceases to be an Employee);

             (4) A copy of each report made by an Employee and brokerage confirmations and statements submitted on behalf of an Employee for a period of not less than five (5) years from the end of the year in which such report, confirmation or statement was made or submitted;

             (5) a list of the names of persons who are currently, or within the past five years were, Employees (or otherwise subject to the Code).

             (6)   A  record   of  any  decision  and  supporting   reasons  for
                   approving  the  acquisition  of  Securities  by  an Employee, including decisions relating to investments in initial public offerings and limited offerings; and

             (7) A record of persons responsible for reviewing reports and copies of reports provided pursuant to Section X(F).

       (D) The Chief Compliance Officer may delegate to one or more other officers or employees of the Firm such responsibilities of the Chief Compliance Officer as he or she may deem appropriate;
             provided, that it shall be the responsibility of the Chief Compliance Officer to supervise the performance by such persons of the responsibilities that have been delegated to them.

       (E) The Chief Compliance Officer will ensure that the Form ADV of each of Alkeon and SilverBay (i) describes the Code and (ii) offers to provide a copy of the Code to any client or prospective client upon request.

       (F) The Board of Directors/Trustees of any registered investment company advised or sub-advised by the Firm must approve this Code and any material amendments to this Code. The Chief Compliance Officer will prepare annually a written report that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include a discussion of whether any waivers that might be considered important by the Board were granted during the period. The report must also certify that the Firm has adopted procedures reasonably necessary to prevent "access persons" (I.E., supervised persons of the Firm who: (i) have access to nonpublic information regarding any clients' purchase or sale of Securities, or nonpublic information regarding portfolio holdings of any fund the Firm or its control affiliates manage, or (ii) are involved in making Securities recommendations to clients, or have access to such recommendations that are nonpublic) from violating the Code.

                                   SCHEDULE A

            REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL TRANSACTION

                  I hereby request permission to effect the following transaction(s) in Securities in which I have or will acquire Beneficial
Ownership:


                           PURCHASES AND ACQUISITIONS
                           --------------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

                          No. of Shares or                               Current Market Price
Date                      Principal Amount       Name of Security        Per Share or Unit      Account
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------


                          SALES AND OTHER DISPOSITIONS
                          ----------------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

                          No. of Shares or                               Current Market Price
Date                      Principal Amount       Name of Security        Per Share or Unit      Account
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

Date:  ________________________                      Signature:_________________________________

                                                     Print Name:_______________________________

Permission Granted ______                            Permission Denied ______

Date and Time:_________________                      Signature:_________________________________
                                                                       (Clearing Officer)

                                   SCHEDULE B

                          QUARTERLY TRANSACTION REPORT
                          ----------------------------

               I certify that this report, together with the confirmations and statements for any Personal Account(s) as to which I have arranged for the Chief Compliance Officer to receive duplicate confirmations and statements, identifies all transactions during the calendar quarter in which I acquired or disposed of any Security in which I had or have any direct or indirect Beneficial Ownership that are required to be reported by me pursuant to the Code. (If no such transactions took place write "NONE".) Use reverse side if additional space is needed.


                           PURCHASES AND ACQUISITIONS
                           --------------------------


----------------- ----------------- -------------------------- ---------------- ----------------- --------------------
                  No. of Shares                                Purchase Price
                  or Principal                                 Per Share or
Date              Amount            Name of Security           Unit             Account           Executing Broker
----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------


                          SALES AND OTHER DISPOSITIONS
                          ----------------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------
                  No. of Shares
                  or Principal                                 Sale Price Per
Date              Amount            Name of Security           Share or Unit    Account           Executing Broker
----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

----------------- ----------------- -------------------------- ---------------- ----------------- --------------------

Date Completed:  _______________                     Signature:_________________________________

                                                     Print Name:________________________________

                                   SCHEDULE C

             INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
             -------------------------------------------------------

               I have read and understand the Joint Code of Ethics of Alkeon Capital Management, LLC, Mainsail Group, L.L.C. and SilverBay Capital Management LLC (the "Code"), a copy of which has been provided to me. I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

               I certify  that all my Personal  Accounts are listed  below,  and that the most recent monthly statement for each Account, along with confirmations of any transactions effected since the date of such statements, are attached. I further certify that, other than those Securities listed below, I hold no Securities in which I may be deemed to have Beneficial Ownership other than in my Personal Accounts.

          Title of Account          Name of Broker             Account Number













               I hold the following Securities in addition to those in my Personal Accounts (If none, write NONE):







               I am a director of the following public and private companies:







Date Completed:  _______________          Signature:___________________________

                                          Print Name:__________________________

                                   SCHEDULE D

             ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
             ------------------------------------------------------

               I have read and understand the Joint Code of Ethics of Alkeon Capital Management, LLC, Mainsail Group, L.L.C. and SilverBay Capital Management LLC (the "Code"), a copy of which has been provided to me. I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

               I certify that I have complied in all respects with the requirements of the Code as in effect during the past year. I also certify that all transactions during the past year that were required to be reported by me pursuant to the Code have been reported in Quarterly Transactions Reports that I have filed or in confirmations and statements for my Personal Accounts that have been sent to you.

               I certify that all my Personal Accounts are listed below, and that the most recent monthly statement for each Account is attached. I further certify that, other than those Securities listed below, I hold no Securities in which I may be deemed to have Beneficial Ownership other than in my Personal Accounts.

             Title of Account          Name of Broker             Account Number









               I hold the following securities in addition to those in my Personal Accounts (If none, write NONE):





               I am a director of the following public and private companies:





Date Completed:  _______________          Signature:___________________________

                                          Print Name:__________________________